BDO

BDO McCabe Lo Limited
Certified Public Accountants
德豪嘉信會計師事務所有限公司

25th Floor Wing On Centre
111 Connaught Road Central
Hong Kong
Telephone: (852) 2541 5041
Facsimile : (852) 2815 2239

香港干諾道中111號
永安中心25樓
電話：(852) 2541 5041
傳真：(852) 2815 2239

December 11, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
United States of America

Dear Sirs/Madams,

We have read Item 4 of Global Innovative Systems Inc.'s Form 8-K dated November 30, 2006 (date of filing with the Securities and Exchange Commission), as amended by Form 8-K/A dated December 1, 2006 (date of filing with the Securities and Exchange Commission), and as further amended by Form 8-K/A dated December 11, 2006 (date of filing with the Securities and Exchange Commission) and we agree with the statements made therein as they related to our Company only.

Yours truly,

BDO McCabe Lo Ltd